Exhibit 99.1

For Immediate Release	Contact: Douglas J. Leech
Centra Financial Holdings, Inc/Centra Bank	304-581-6000
Centra Financial Holdings declares fifth consecutive cash dividend.
Capital Levels, Loan Quality, and Growth remain among best in industry
The Board of Directors of Centra Financial Holdings, parent company of Centra Bank, has declared a $0.05 cash dividend to be paid on April 1, 2009 to shareholders of record on March 20, 2009 Douglas J. Leech, Centra Chairman and CEO announced following the Board’s February meeting.
Centra stock is owned almost entirely by local individuals from, Morgantown, WV, Fayette County, PA, Martinsburg, WV and Hagerstown, MD. More than 1,700 checks will be mailed to these shareholders in April. The dividend is the company’s fifth consecutive quarterly payment since beginning cash dividends in 2008.
Leech commented, “While we are certainly in the midst of a once-in-a lifetime set of economic conditions, Centra remains a healthy, financially sound company. We are strong with capital - having nearly double the amount necessary to reach the highest regulatory standard of a “well capitalized” financial institution. We are healthy, as we saw an increase in our earnings over last year at a time when our peers are posting double digit declines. And, we are sound with low loan delinquency, non-performing loans and charge offs.”
“Centra has been careful to avoid high risk bank investments like sub-prime loans, FNMA and FHLMC preferred stock and investment bank bonds. We are safe, our depositors are safe and we continue to grow.”
“Simply stated,” Leech concluded, “We are sound and we ARE lending money”